UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2013

CAPITOL ACQUISITION CORP. II

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35898	27-4749725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

509 7th Street, N.W. Washington, D.C.	20004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:    202-654-7060

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On May 15, 2013, Capitol Acquisition Corp. II (the “Company”) consummated the initial public offering (“IPO”) of 20,000,000 of its units (“Units”), including 2,000,000 Units that were sold pursuant to the underwriters’ over-allotment option. Each Unit consists of one share of Common Stock, $.0001 par value per share (“Common Stock”), and one half of one Warrant (“Warrant”), to purchase one share of Common Stock at an exercise price of $11.50 per share. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $200,000,000.

Simultaneously with the consummation of the IPO, the Company consummated the private sale (“Private Placement”) of 5,600,000 warrants (“Sponsors’ Warrants”) at a price of $1.00 per Sponsors’ Warrant, generating total proceeds of $5,600,000. The Sponsors’ Warrants were purchased by Capitol Acquisition Management 2 LLC, the Company’s sponsor and an affiliate of Mark D. Ein, the Company’s Chief Executive Officer, L. Dyson Dryden, the Company’s Chief Financial Officer and a director of the Company, and Lawrence Calcano, Piyush Sodha and Ronald C. Donaldson, each a director of the Company. The Sponsors’ Warrants are identical to the Warrants included in the Units sold in the IPO except that the Sponsors’ Warrants are exercisable on a cashless basis and, if the Company calls the Warrants for redemption, the Sponsors’ Warrants will not be redeemable by the Company so long as they are held by these purchasers or their affiliates. The purchasers of the Sponsors’ Warrants have agreed that the Sponsors’ Warrants will not be sold or transferred by them (except in limited situations) until after the Company has completed a business combination.

An audited balance sheet as of May 15, 2013 reflecting receipt of the proceeds received by the Company in connection with the consummation of the IPO and the Private Placement has been issued by the Company and is included as Exhibit 99.1 to this Current Report on Form 8-K.

On May 17, 2013, the underwriters in the IPO indicated to the Company that it will not be exercising the remaining portion of the over-allotment option.  As a result, the Company’s initial stockholders will be required to forfeit an aggregate of 175,000 shares of common stock issued to them prior to the IPO.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits:

Exhibit 99.1	Audited Balance Sheet

Exhibit 99.2	Press release dated May 15, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 20, 2013		CAPITOL ACQUISITION CORP. II

	By:	/s/ Mark D. Ein
Mark D. Ein
Chief Executive Officer